HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
             For the Three Months Ended December 30, 1998 and 1997
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                   Three Months Ended
                                                      December 31,
                                                 1998              1997
Cash Flows from Operating Activities:
  Interest Received                         $  22,698         $  17,294
  Other Income Received                           146               227
  Legal, Audit and Management Fees Paid       (11,000)          (11,056)
  Cash Paid to Suppliers for
    Operating Expenses                         (5,729)           (5,325)

  Net Cash Provided
    by Operating Activities                 $   6,115         $   1,140

Cash Flow from Investing Activities:
  Principal Collected on Real Estate
    Contracts                                  19,170             2,179
  Purchase of Real Estate Contracts           (40,931)                0
  Purchase of Note Receivable                  (2,297)                0
  Buyers Escrow Received                        1,183             2,622
  Tax Certificates Collected                        0             1,434

    Net Cash Provided (Used)
      by Investing Activities               $ (22,875)        $   6,235

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $ (16,700)        $   7,375

Cash & Cash Equivalents at
  Beginning of Period                       $  34,183         $  10,675

Cash and Cash Equivalents at End of Period  $  17,423         $  18,050